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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Pennsylvania Power & Light Company and PP&L Capital Trust II on form S-3 of our report dated February 3, 1995 on the consolidated statements of income, shareowners' common equity, and cash flows of Pennsylvania Power & Light Company and its subsidiaries for the year ended December 31, 1994, prior to restatement, appearing in the Annual Report on Form 10-K of Pennsylvania Power & Light Company for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
June 6, 1997